Exhibit 1A-2A

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20170518757-83
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	12/07/2017 2:06 PM
	Secretary of State	Entity Number
	State of Nevada	C29792-2004

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

KYN CAPITAL GROUP, INC.

2. The articles have been amended as follows:

(1) Amended and Restated Articles of Incorporation attached. Complete language change in whole document.

(2) Authorized shares of Common Stock increased to 5,100,000,000 (Article 5(a))

(3) Two classes of Common Shares. (Article 5, PART A - COMMON SHARES)

     - 5,000,000,000 Common Shares

     - 100,000,000 Class B Common Shares

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         36,500,000

4. Effective date and time of filing:      Date:                          Time:

5. Signature:

/s/ Clem Yeboah

Clem Yeboah

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

1

______

Amended and Restated

Certificate of Incorporation

of

KYN Capital Group, Inc.

______

1

Amended and Restated

Certificate of Incorporation

of

KYN Capital Group, Inc.

______

Pursuant to the provisions of Nevada corporate law, this Profit Corporation effectuates and adopts the following Amended and Restated Articles of Incorporation:

1. The name of the Corporation is KYN Capital Group, Inc.

2. The duration of the Corporation is perpetual.

3. The address of the registered office in the State of Nevada is American Corporate Enterprises, Inc., 23 West Nye Lane, Suite 129, Carson City Nevada 89706

4. The purposes for which the Corporation is organized are:

(a) To engage, without limitation, in any lawful activity for which corporations may be organized under the Laws of the State of Nevada.

(b) To do such acts in pursuit of its general purposes as are not forbidden by the laws of the State of Nevada, as now in force or hereafter may be in force, including, but not limited to, the following:

(1) To sue, be sued, complain, and defend in its corporate name;

(2) To have a corporate seal which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(3) To make and amend bylaws, not inconsistent with its Certificate of Incorporation or with the laws of this state, for managing the business and regulating the affairs of the corporation;

(4) To purchase, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal with real or personal property or any legal or equitable interest in property, wherever located;

(5) To sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

(6) To purchase, receive, subscribe for, or otherwise acquire, own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of, and deal in and with shares or other interests in, or obligations of, any other entity;

(7) To make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations (which may be convertible into or include the option to purchase other securities of the corporation), and secure any of its obligations by mortgage or pledge of any of its property, franchises, or income;

(8) To lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

(9) To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

2

(10) To conduct its business, locate offices, and exercise the powers granted by this chapter within or without this state;

(11) To elect directors and appoint officers, employees, and agents of the corporation, define their duties, fix their compensation, and lend them money and credit;

(12) To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, and benefit or incentive plans for any or all of its current or former directors, officers, employees, and agents;

(13) To make donations for the public welfare or for charitable, scientific, or educational purposes;

(14) To transact any lawful business that will aid governmental policy;

(15) To provide insurance for its benefit on the life or physical or mental ability of any of its directors, officers, or employees or any other person whose death or physical or mental disability might cause financial loss to the corporation; or, pursuant to any contractual arrangement with any shareholder concerning the reacquisition of shares owned by him at his death or disability, on the life or physical or mental ability of that shareholder, for the purpose of carrying out such contractual arrangement; or, pursuant to any contract obligating the corporation, as part of compensation arrangements, or pursuant to any contract obligating the corporation as guarantor or surety, on the life of the principal obligor, and for these purposes the corporation is deemed to have an insurable interest in such persons; and

(16) To make payments or donations or do any other act not inconsistent with law that furthers the business and affairs of the corporation.

5. The maximum number of shares which the Corporation shall have the authority to issue is:

(a) 3,100,000,000 (Three Billion, One Hundred Million) Shares of Common Stock having a par value of $0.001; and

(b) 10,000,000 (Ten Million) Shares of Preferred Stock having a par value of $0.001 per share or as authorized, such Preferred Stock being issuable in one or more series as hereinafter provided.

No holder of any class of stock of the Corporation shall be entitled, as a right, to purchase or subscribe for any part of any class of stock of the Corporation now authorized or hereafter authorized by any amendment of the Certificate of Incorporation, or of any bonds, debentures, or other securities convertible into or evidencing any rights to purchase or subscribe for any stock of the Corporation; and any stock now authorized or any such additional authorized issue of any stock or any securities convertible into or evidencing rights to purchase or subscribe for stock may be issued and disposed of by the Board of Directors to such firms, person, corporation or association for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms, or on any terms, to the shareholders, or to any class of shareholders.

The preferences, restriction and qualifications applicable to the Common Stock and the Preferred Stock are as follows:

PART A - COMMON STOCK

The Common Stock of the Company shall be divided into two classes: Common Stock and Class B Common Stock. There shall be Five Billion (5,000,000,000) shares of Common Stock and Five Hundred Million (500,000,000) shares of Class B common stock. The shares of each class of Common Stock shall be identical except that the holders of the Class B Common Stock shall be entitled to elect a majority of the Board of Directors and the holders of the Common Stock shall elect the remainder of the directors. Each share of Class B Common Stock shall be convertible at any time into one share of Common Stock at the option of the holder.

Each holder of Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

3

After the payment or declaration and setting aside for payment of the full cumulative dividends for all prior and then current dividend periods; all outstanding shares of Preferred Stock and after setting aside all stock purchase funds or sinking funds heretofore required to be set aside with respect to the Preferred Stock, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all outstanding shares of Preferred Stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all the remaining assets of the Corporation will be available for distribution to its common shareholders.

PART B - PREFERRED STOCK

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to:

(a) the rate of dividend;

(b) whether the shares may be called and, if so, the call price and the terms and conditions of call;

(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d) sinking fund provisions, if any for the call or redemption of the shares;

(e) the terms and conditions, if any, on which the shares may be converted;

(f) voting rights; and

(g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

6. Existing and Authorized Preferred Stock

"RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges and restrictions relating to the Convertible Preferred Series A Stock, as follows:

(a)                                       Designation. The series of Preferred Stock created hereby shall be designated the Convertible Preferred Series A Stock [the "Convertible Preferred Series A Stock"].

(b)                                    Authorized Shares. The number of authorized shares of Convertible Preferred Series A Stock shall be 260,000 (two hundred and sixty thousand) shares.

4

(c)                                     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to Holders of senior capital stock, if any, the Holders of Convertible Preferred Series A Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of junior capital stock, including Common Stock, an amount equal to $.001 per share [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Holders of the Convertible Preferred Series A Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the Holders of the Convertible Preferred Series A Stock and parity capital stock, if any. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).

(d)                                   Dividends. The Convertible Preferred Series A Stock is not entitled to receive any dividends in any amount during which such shares are outstanding.

(e)                                    Conversion Rights. Each share of Convertible Preferred Series A Stock shall be convertible, at the option of the Holder, into 100 (one hundred) fully paid and non assessable shares of the Corporation's Common Stock. The foregoing conversion calculation shall be hereinafter referred to as the "Conversion Ratio."

(i)                                                         Conversion Procedure. Upon written notice to the Holder, the Holder shall effect conversions by surrendering the certificate(s) representing the Convertible Preferred Series A Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. Not later than five [5] business days after the conversion date, the Corporation will deliver to the Holder, (i) a certificate or certificates, which shall be subject to restrictive legends, representing the number of shares of Common Stock being acquired upon the conversion: provided, however, that the Corporation shall not be obligated to issue such certificates until the Convertible Preferred Series A Stock is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e) (i), the Holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to receive 100 Convertible Preferred Series A Stock shares for every week the Corporations fails to deliver Common Stock to the Holder.

(ii)                                                        Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Convertible Preferred Series A Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class],

(b)                                     subdivide outstanding shares of Common Stock into a larger number of shares,

(c)                                     combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock for any shares of capital stock of the Corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the Corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the Corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iii)                                                       Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Convertible Preferred Series A Stock then outstanding shall have the right thereafter to convert such Convertible Preferred Series A Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Convertible Preferred Series A Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

5

(iv)                                                        Fractional Shares: Issuance Expenses. Upon a conversion of Convertible Preferred Series A Stock, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Convertible Preferred Series A Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f)                                    Voting Rights. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Convertible Preferred Series A Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Convertible Preferred Series A Stock shall be entitled to 100 (one hundred) votes per share of Convertible Preferred Series A Stock.

(g)                                    Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Convertible Preferred Series A Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Convertible Preferred Series A Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Convertible Preferred Series A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Convertible Preferred Series A Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non assessable.

EXHIBIT A

The Board of Directors of NEW TAOHUAYUAN CULTURE TOURISM CO., LTD. shall have the authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof and, within the limitations of applicable law of the state of Nevada or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established from time to time, thereof. The initial voting rights, preferences and any qualifications, limitations, and other relative rights of the preferred stock are set forth below:

(1)                                                     Authorization Number. The Series B Preferred Stock ("Series B Preferred Stock") shall consist of 3,000,000 shares, $.001 par value. Series B Preferred Stock is authorized by the Board of Directors of this Corporation and shall be senior to the common stock.

(2)                                                     Conversion into Common Stock. The shares of Series B Preferred Stock are not convertible into any other class or series of stock.

(3)                                                     Voting Rights. Except as otherwise required by law, the holders of Series B Preferred Stock have no voting right on all matters.

(4)                                                      Redemption. The shares of Series B Preferred Stock will generally be redeemable within 120 days. Redemption provision will be amended at option of the Board of Directors of the Corporation from time to time, thereof.

(5)                                                     Dividends. The shares of Series B Preferred Stock are entitled to receive any dividends in any amount during which such shares are outstanding. The dividends should be predetermined, or determined on a transaction basis by the Board of Directors of the Corporation.

6

(6)                                                     Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

(6.1)                                                                         The holders of Series B Preferred Stock shall be entitled to receive, prior to the holders of Common Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to $1.00 per share with respect to each share of Series B Preferred Stock.

(6.2)                                                                         If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(6.3)                                                                         After payment of the full amounts to the holders of Series B Preferred Stock as set forth above in paragraph (6)(a)(l), any remaining assets of the Corporation shall be distributed pro rata to the holders of Series B Preferred Stock and Common Stock (in the case of Series B Preferred Stock, on an "as converted" basis into Common Stock).

(b)                                                                           For purposes of this Section 6, and unless a majority of the holders of Series B Preferred Stock affirmatively vote or agree by written consent to the contrary, a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of records as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

(c)                                                                             If any of the assets of the Corporation are to be distributed other than in cash under this Section 6, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series B Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give written notice to each holder of shares of Series B Preferred Stock or Common Stock of the appraiser's valuation.

(7)                                                     Reissuance. No share or shares of Series B Preferred Stock acquired by the Corporation, by reason of redemption, shall be cancelled. All such shares shall be returned to the status of unissued shares of Series B Preferred Stock of the Corporation.

7. The shareholders of the Corporation may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by a majority of the votes of the persons or entities entitled to vote thereon.

8. A. Any Business Combination Transaction (as defined in Section 8.B (3) below) shall require the affirmative vote of the holders of at least 66% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. For the purposes of this Paragraph 8:

(1) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on February 31, 1994.

(2) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 12d3 of the General Rules and Regulations under the Exchange Act, as in effect on February 31, 1994.

7

(3) "Business Combination Transaction" shall mean:

(a) any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any assets of the Corporation or any Subsidiary constituting not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or any series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up or any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

(4) "Continuing Director" means (a) any member of the Board of Directors of the Corporation who (i) is neither the Interested Stockholder involved in the Business Combination Transaction as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (ii) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder, and (b) any successor of a Continuing Director described in clause (a) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

(5) "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape, on the New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, in the principal United States securities exchange registered under the Exchange act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Security Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(6) "Interested Stockholder" shall mean any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

(a) is or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock of the Corporation; or

(b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock of the Corporation; or

8

(c) is an assignee of, or has otherwise succeeded to, any share of Voting Stock of the Corporation of which an interested Stockholder was the Beneficial Owner, directly or indirectly, at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of any conversion rights, warrants or options, or otherwise, to any person who is not the Interested Stockholder.

(7) A "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 14(d) (2) of the Exchange Act.

(8) "Subsidiary" means any corporation of which the Corporation owns, directly or indirectly, (a) a majority of the outstanding shares of equity securities of such corporation, or (b) shares having a majority of the voting power represented by all of the outstanding Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and the shares of equity securities thereof shall include unissued shares of which the corporation is the Beneficial Owner, but, except for purposes of Paragraph 8.B (6), shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Corporation.

(9) "Voting Stock" shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

C. The provisions of Paragraph 8.A shall not be applicable to any particular Business Combination Transaction, and such Business Combination Transaction shall require only such affirmative vote of the stockholders, if the condition specified in either of the following paragraphs (1) or (2) are met:

(1) The Business Combination Transaction shall have been approved by the affirmative vote of all of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

(2) All of the following conditions shall have been met:

(a) With respect to each share of each class of outstanding Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination transaction (the "Consummation Date"), cash and consideration, in the form specified in Paragraph 8.C (2) (b) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

(i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder to which the Business Combination Transaction relate, or by any affiliate or Association of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination Transaction (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date; and

(iii) the highest preferential amount per share, if any, to which the holder of the shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(b) The consideration to be received by a holder of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in Paragraph 8.C (2) (a) hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted, in whole or in part, of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of such class of Voting Stock previously acquired by the Interested Stockholder.

9

(c) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (i) there shall have been no failure to declare and pay at the regular date therefore any full dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any, except as approved by the affirmative vote of a majority of the Continuing Directors; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding share of the Common Stock, unless the failure to so increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors, and (iii) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(d) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof, shall have received the benefit, directly or indirectly except proportionately as shareholder of the Corporation), of any loans advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

(e) A proxy or information statement describing the proposed Business Combination Transaction and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, Rules and Regulations) shall be mailed to the shareholder of the Corporation at least 30 days prior to the Consummation Date (whether or not such Proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).

D. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Paragraph 8, including, without limitation, (1) whether a Person is an Interested Stockholder, (2) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether the requirements of Paragraph 8.C(2) have been met with respect to any Business Combination Transaction, and (5) whether the assets which are the subject of any Business Combination Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business Combination Transaction constitutes not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared. The good faith determination of the majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Paragraph 8.

E. Nothing contained in this Paragraph shall be construed to relieve members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law. The fact that any Business Combination Transaction comes with the provision of Paragraph 8.C shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof, to approve such Business Combination Transaction or recommend its adoption or approval to the shareholders of the Corporation nor shall compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination Transactions.

9. In the event that the Board of Directors should consist of in excess of one director, the Board of Directors shall be divided into three classes as nearly equal in number as possible. The Initial terms of directors elected in 2018 shall expire as of the annual meeting of shareholders for the years indicated below:

Class I Directors 2019

Class II Directors 2020

Class III Directors 2021

Upon expiration of the initial terms specified for each class of directors their successors shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes, so as to maintain or attain if possible, the equality of the number of directors in each class, but in no case will decrease in the number of directors shorten the term of any incumbent director. If equality in number is not possible, the increase or decrease shall be apportioned among the classes in such way that the difference in the number of directors in any two classes shall not exceed one.

10

Any vacancies on the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled by the Board of Directors, acting by a majority of the remaining directors the in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

A written ballot shall not be required for the election of directors unless the bylaws of the Corporation shall so provide.

10. A quorum of the Board of Directors shall consist of a majority of the directors.

11. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to do the following actions, but the following actions shall be taken only by a two-thirds majority vote of the Board of Directors:

(a) To adopt, amend or repeal the Bylaws of the Corporation by vote of a majority of the members of the Board of Directors, but any Bylaws adopted by the Board of Directors may be amended by the shareholders of the Corporation.

(b) To distribute to the shareholders of the Corporation out of capital surplus of the Corporation a portion of its assets, in cash or property, subject to the requirements of law, and such distribution is expressly permitted without the vote of the shareholders;

(c) To cause the Corporation to make purchases of its shares, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available therefore, without the vote of the shareholders;

(d) If at any time the Corporation has more than one class of authorized or outstanding stock, to pay dividends on shares of any class to the holders of shares of any class, without the vote of the shareholders of the class in which the payment is to be made;

(f) To amend these articles of incorporation,

(g) To issue new stock or debt, including the issuance of treasury stock,

(h) To purchase, sell or transfer any substantial part of the Corporation's assets

(i) To merge or sell the Corporation or acquire another entity,

(j) To dissolve or liquidate the Corporation,

(k) To make a material change in the business of the Corporation,

(l) To make any substantial contact or incur any substantial debt or obligation of the Corporation,

(m) To file bankruptcy, enter into any insolvency proceeding or make any assignment for the benefit of creditors or compromise any debt, and

(n) To take any action which the Board of Directors is required or permitted to take without a meeting by written consent, setting forth the action so taken, signed by a majority of the directors entitled to vote thereon.

12. In evaluating a Business Combination (as defined in Paragraph 8 above) or a tender or exchange offer and other acquisition proposal, the Board of Directors in determining what is in the best interest of the Corporation, may consider, among others, the following factors

(a) the financial aspects of the offer, the long-term interests of the Corporation's shareholders, the present and historical market value of the Corporation's shares and the premiums paid in other relevant transactions, the liquidation value of the Corporation's assets, the prospects of the Corporation, and (to the extent estimable) its stock on a going concern basis over the subsequent several years;

11

(b) the prospects for obtaining and methods of achieving a better offer, such as seeking other bids, pursuing negotiating strategies (which may include defensive tactics), and partial or total liquidation;

(c) the impact, if the offer is partial or two-tier, on the remaining shareholders and on the prospects of the Corporation in the event the offer is successful;

(d) the value and investment attributes of the non-cash consideration if the offer involves consideration other than cash;

(e) the potential of the offer (if partial or two-tier), including the offeror's competence, experience, integrity, management, reputation and financial condition;

(f) legal and regulatory matters, or other considerations that could impede or prevent the transaction's consummation;

(g) the effect of the transaction on the Corporation's (and its subsidiaries') customers, including policyholders, suppliers and employees; and

(h) local community interests.

13. The affirmative vote of the holders of at least 66% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with Paragraph 8, 9, 12, or 13 hereof, unless such amendment, alteration, change repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of (A) all of the entire Board of Directors and (B) all of the Continuing Directors (as defined in Paragraph 8).

14. The Corporation shall indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Corporation or served at its request as a director or officer of another Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the full extent permitted by the General Corporation Law of Nevada. Promptly after receipt by a party to be indemnified under this section of notice of the commencement of any such suit or proceeding, such party will, if a claim in respect thereof is to be made against the Corporation, notify the Corporation of the commencement thereof. This Corporation shall be entitled to participate at its own expense in the defense or to assume the defense of any such suit or proceedings, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the party to be indemnified and the party to be indemnified shall bear the fees and expenses of any additional counsel retained by him.

15. The name and mailing address of the incorporator is as follows:

Name	Mailing Address

John E. Lux, Esq.	1629 K Street, Suite 300
Washington, DC 20006

16. The name and mailing address of the registered agent is as follows:

Name	Mailing Address

American Corporate Enterprises, Inc.	23 West Nye Lane, Suite 129
Carson City Nevada 89706

12

17. The mailing address of the corporation's principal office is:

Mailing Address

KYN Capital Group, Inc.

535 Fifth Ave., 4th Floor

New York, NY 10017

This Amended and Restated Certificate of Incorporation was adopted on the 28th day of November 2017 by vote of the board directors by a Unanimous Resolution of the Board of Directors followed by a written informal vote of a majority of all outstanding shares entitled to vote thereon being sufficient vote for approval by Shareholders of the Corporation, to be effective immediately. The number of votes cast for the Amendment by the shareholders was/were sufficient for approval.

Dated: November 28, 2017

Signature

/s/ Clem A. Yeboah

Clem A. Yeboah

President

13